Restricted Stock Agreement

This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of _______, 2017 (the “Grant Date”) by and between Muscle Maker, Inc, a California corporation (the “Company”), and __________, as [employee/consultant] (the “Grantee”).

WHEREAS, the Company’s Board of Directors (the “Board”) has determined that it is in the best interests of the Company and its shareholders to grant the award of Shares (defined below) provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Shares. The Company hereby issues to the Grantee on the Grant Date a restricted stock award under the Corporation’s 2017 Stock Option and Stock Issuance Plan (the “Plan”) consisting of, in the aggregate, _________ shares (post 7-for-1 reverse split shares) of common stock, no par value per share (the “Common Stock”), of the Company at a value of $_______ per share (the “Shares”), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan.

2. Consideration. The grant of the Shares is made in consideration of the services already rendered and to be rendered by the Grantee to the Company as [an employee/a consultant] of the Company.

3. Restricted Period; Vesting.

3.1 Except as otherwise provided herein, provided that the Grantee remains in Continuous Service (as defined below) through the applicable vesting date, the Shares will vest as follows:

_______% on the Grant Date;

_______% on _______, 201_;

_______% on _______, 201_;

_______% on _______, 201_; and

_______% on _______, 201_.

For purposes of this Agreement, “Continuous Service” shall mean the Grantee remaining as [an employee/a consultant] of the Company.

The period over which the Shares vest is referred to as the “Restricted Period”.

3.2 The foregoing vesting schedule notwithstanding, if the Grantee’s Continuous Service terminates for any reason at any time before all of his Shares has vested, the Grantee’s unvested Shares shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any affiliate shall have any further obligations to the Grantee under this Agreement.

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3.3 The foregoing vesting schedule notwithstanding, upon the occurrence of a Change in Control (as defined below), 100% of the unvested Shares shall vest as of the date of the Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean (i) the sale of all or substantially all of the assets of the Company, (ii) the sale of more than fifty percent of the outstanding capital stock of the Company in a non-public sale, (iii) the dissolution or liquidation of the Company or (iv) any merger, share exchange, tender offer, share acquisition, consolidation or other reorganization or business combination of the Company if immediately after such transaction either (A) persons who were directors of the Company immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity or (B) persons who hold a majority of the voting capital stock of the surviving entity are not persons who held a majority of the voting capital stock of the Company immediately prior to the transaction; provided, however, that the term “Change in Control” shall not include a public offering of capital stock of the Company that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended.

3.4 Notwithstanding any provision of this Agreement to the contrary, if the Board determines, after full consideration of the facts, that:

(a) the Grantee has been engaged in fraud, embezzlement or theft in the course of his involvement with the Company, has made unauthorized disclosure of trade secrets or other proprietary information of the Company or of a third party who has entrusted such information to the Company or has been convicted of a felony or any crime that reflects negatively upon the Company; or

(b) the Grantee has violated the terms of any noncompetition, nonsolicitation, confidentiality, nondisclosure or other agreement with the Company to which he is a party; or

(c) the involvement with the Company of the Grantee was removed as [an employee/a consultant] for “cause,” as defined in any agreement with the Grantee governing his Continuous Service, or if there is no such agreement, as determined by the Board, which may determine that “cause” includes among other matters the willful failure or refusal of the Grantee to perform and carry out his assigned duties and responsibilities diligently and in a manner satisfactory to the Board;

then as of the date of such act (in the case of (a) or (b)) or such termination (in the case of (c)), the Grantee shall forfeit the unvested Shares and the Company shall have the right to repurchase all or any part of the vested Shares, at a price equal to the lower of (x) $_____ per share, or (y) the Fair Market Value (as defined below) of such shares at the time of repurchase. The decision of the Board as to the cause of the Grantee’s discharge and the damage done to the Company shall be final, binding and conclusive. No decision of the Board, however, shall affect in any manner the finality of the discharge of the Grantee by the Company. The “Fair Market Value” of a share of Common Stock at any particular date shall be determined according to the following rules: (i) if the Common Stock is listed or admitted to trading on a stock exchange, the Fair Market Value shall be the closing price of the Common Stock on the date in question, (ii) if the Common Stock is not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the closing bid price of the Common Stock on the date in question in the over-the-counter market; provided, however, that if the price of the Common Stock is not so reported, the Fair Market Value shall be determined in good faith by the Board.

4. Restrictions.

4.1 Unvested Shares. Subject to any exceptions set forth in this Agreement (Permitted Transfer), during the Restricted Period, the unvested Shares or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee without the prior written consent of the Board. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the unvested Shares or the rights relating thereto during the Restricted Period in contravention of this section shall be wholly ineffective and, if any such attempt is made, the unvested Shares will be forfeited by the Grantee and all of the Grantee’s rights to such shares shall immediately terminate without any payment or consideration by the Company. “Permitted Transfer” includes the transfer of any or all of the Shares during Grantee’s lifetime by gift or on Grantee’s death by will or intestacy to Grantee’s “immediate family” (as defined below) or to a trust for the benefit of the Grantee or Grantee’s immediate family, provided that each transferee or other recipient agrees in a writing satisfactory to the Company that the provisions of this Section 4 will continue to apply to the transferred Shares in the hands of such transferee or other recipient. As used herein, the term “immediate family” will mean the Grantee’s spouse, the lineal descendant or antecedent or brother or sister of the Grantee or the Grantee’s spouse, or the spouse of any child or grandchild of the Grantee or the Grantee’s spouse, whether or not adopted.

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4.2 Securities Law Compliance. The Shares have not been registered under the 1933 Act and are being awarded to Grantee in reliance upon the exemption from such registration provided by SEC Rule 701 for stock issuances under compensatory benefit plans such as the Plan. Grantee hereby confirms that Grantee has been informed that the Shares are restricted securities under the 1933 Act and may not be resold or transferred unless the Shares are first vested and then registered under the Federal securities laws or unless an exemption from such registration is available. Accordingly, Grantee hereby acknowledges that Grantee is prepared to hold the Shares for an indefinite period and that Grantee is aware that SEC Rule 144 issued under the 1933 Act which exempts certain resales of unrestricted securities is not presently available to exempt the resale of the Shares from the registration requirements of the 1933 Act.

4.3 Disposition of Shares. Grantee shall make no disposition of the Shares (other than a Permitted Transfer) unless and until there is compliance with all of the following requirements:

1.	Shares sought to be disposed of are vested;

2.	Grantee shall have provided the Company with a written summary of the terms and conditions of the proposed disposition;

3.	Grantee shall have complied with all requirements of this Restricted Stock Agreement applicable to the disposition of the Shares;

4.	Grantee shall have provided the Company with written assurances, in form and substance satisfactory to the Company, which may include a legal opinion if requested by the Company, that (a) the proposed disposition does not require registration of the Shares under the 1933 Act or (c) all appropriate action necessary for compliance with the registration requirements of the 1933 Act or any exemption from registration available under the 1933 Act (including Rule 144) has been taken.

The Company shall not be required (i) to transfer on its books any Shares which have been sold or transferred in violation of the provisions of this Restricted Stock Agreement or (ii) to treat as the owner of the Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom the Shares have been transferred in contravention of this Restricted Stock Agreement.

5. Rights as Shareholder; Dividends.

5.1 The Grantee shall be the record owner of the Shares until the shares of Common Stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions on transferability as the Shares with respect to which they were paid.

5.2 The Company may issue stock certificates or evidence the Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued may be retained by the Company until such time as the Shares vest.

5.3 If the Grantee forfeits any rights he has under this Agreement in accordance with Section 3, the Grantee shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the unvested Shares and shall no longer be entitled to vote or receive dividends on such unvested shares.

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6. No Right to Continued Service. This Agreement shall not confer upon the Grantee any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time.

7. Adjustments. In the event that the outstanding shares of Common Stock are hereafter exchanged for a different number or kind of shares or other securities of the Company, by reason of a reorganization, recapitalization, exchange of shares, stock split, combination of shares or dividend payable in shares or other securities, a corresponding adjustment shall be made by the Board in the number of and/or kind of shares of the Shares. Any such adjustment made by the Board shall be conclusive and binding upon all affected persons, including the Company and the Grantee. If the Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation, securities of another corporation or other entity, or other property, pursuant to any merger or consolidation of the Company or acquisition of its assets, then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor and this Agreement shall apply to the securities received upon such conversion, exchange or distribution in the same manner and to the same extent as the Shares. Notwithstanding the foregoing, if the Shares are converted into cash pursuant to any such transaction, the Grantee will receive such cash free and clear of any restrictions imposed by this Agreement.

8. Tax Liability and Withholding.

8.1 The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee, the amount of any required withholding taxes in respect of the Shares and to take all such other action as the Board deems necessary to satisfy all obligations for the payment of such withholding taxes. The Board may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a) tendering a cash payment;

(b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Shares; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(c) delivering to the Company previously owned and unencumbered shares of Common Stock.

8.2 Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Shares or the subsequent sale of any shares; and (b) does not commit to structure the Shares to reduce or eliminate the Grantee’s liability for Tax-Related Items.

9. Section 83(b) Election. The Grantee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Shares. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

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10. Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

11. Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the Shares pursuant to this Agreement or any other restrictions that the Board may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted. All certificates representing unvested Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws or pursuant to Section 12 below:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VESTING AND TRANSFER RESTRICTIONS AND ACCORDINGLY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF THAT CERTAIN RESTRICTED STOCK AGREEMENT DATED SEPTEMBER 21, 2017, BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). A COPY OF SUCH AGREEMENT IS MAINTAINED AT THE COMPANY’S PRINCIPAL CORPORATE OFFICES.

12. Representations and Warranties of the Grantee. The Grantee hereby represents and warrants to the Company as follows:

(a) The Grantee has the legal right and capacity to enter into this Agreement and fully understands the terms and conditions of this Agreement;

(b) The Grantee is acquiring the Shares for investment purposes only and not with a view to their resale or distribution; and

(c) The Grantee will, at the request of the Company, execute an agreement in a form acceptable to the Company to the effect that the Shares shall be subject to any underwriter’s lock-up agreement in connection with a public offering of any securities of the Company that may from time to time apply to shares held by [employees/consultants] of the Company.

13. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California without regard to conflict of law principles.

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15. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Board for review. The resolution of such dispute by the Board shall be final and binding on the Grantee and the Company.

16. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Shares may be transferred by will or the laws of descent or distribution.

17. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

18. Discretionary Nature. The grant of the Shares in this Agreement does not create any contractual right or other right to receive any Shares or other awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of this Agreement shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

19. Amendment. The Board has the right to amend, alter, suspend, discontinue or cancel the Shares, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

20. No Impact on Other Benefits. The value of the Grantee’s Shares is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22. Acceptance. The Grantee hereby acknowledges receipt of a copy of this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Shares subject to all of the terms and conditions of this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Shares or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

23. Incorporation of the Plan. Notwithstanding anything herein to the contrary, this restricted stock grant shall be subject to and governed by all the terms and conditions of the Plan. Notwithstanding anything in this Agreement to the contrary, to the extent of any conflict between the terms of the Plan and this Agreement, the terms of this Agreement shall control.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MUSCLE MAKER, INC

By:
Name:	Robert Morgan
Title:	Chief Executive Officer

GRANTEE

By:
Name:

SPOUSAL ACKNOWLEDGMENT

The undersigned spouse of Grantee has read and hereby approves the foregoing Restricted Stock Agreement. In consideration of the Company’s granting Grantee the shares of restricted stock in accordance with the terms of such Restricted Stock Agreement, the undersigned hereby agrees to be irrevocably bound by all the terms of such Restricted Stock Agreement.

GRANTEE’S SPOUSE

Address:

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